Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A common stock, par value $0.0001 per share, of AleAnna, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings.

Dated: December 19, 2024

By:	/s/ Tristan Yopp
Name:	Tristan Yopp

Attorney-in-Fact for:

C. John Wilder, Jr.
Susan Anne Wilder
JSW Interests LLC
JSW Energy Holdings LLC
JSW Energy Interests LP
Bluescape Resources Investors LLC
Bluescape Resources Company LLC
BRC Property Holdings LP
BRC-Oxy Marcellus Tax Partnership LLC
BRC Exploration Holdings LLC
Nautilus Resources LLC
John and Susan Wilder Foundation